Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS FIRST QUARTER 2008 RESULTS

•    First Quarter Net Sales Increase 7% to $47M

•    Gross Profit Margin Expands 550 Basis Points to 47.3%

SAN FRANCISCO, CA (May 8, 2008) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced financial results for the first quarter ended March 29, 2008.

First Quarter Results:

•

Product sales for the first quarter of 2008 increased 6.4% to $43.3 million, compared to $40.7 million recorded in the first quarter of 2007, primarily driven by increased studio sales. Net sales, which are comprised of product sales and shipping revenue, increased 7.0% to $46.9 million in the first quarter of 2008 from $43.8 million in the same period last year.

•	Gross profit margin improved to 47.3% in the first quarter of 2008, compared to 41.8% in the same period last year.

•

Product margin, which the Company defines as product gross profit divided by net product sales, was 50.5% for the first quarter of 2008, compared to 45.6% in the first quarter of 2007. For more information regarding the calculation of product margin, please see the discussion under the heading “Non-GAAP Financial Information” below.

•

Selling, general and administrative expenses were $23.4 million for the first quarter of 2008, compared to $22.2 million in the same period last year. As a percentage of net sales, these expenses decreased to 49.8% in the first quarter of 2008, from 50.7% in the same period last year, primarily resulting from leveraging of expenses and higher sales.

•

Loss before income tax benefit for the first quarter of 2008 was $1.3 million, compared to a loss before income tax benefit of $3.8 million in the same period last year. Net loss for the first quarter of 2008 was $0.6 million, or $(0.04) per diluted share, compared to a net loss of $3.8 million, or $(0.26) per diluted share, in the first quarter of 2007. An income tax benefit of $0.7 million was recorded in the quarter ended March 29, 2008, compared to no income tax benefit in the first quarter of 2007.

“Our first quarter results demonstrate our skilled management team’s and employees’ abilities to drive sales and leverage expenses in a challenging economic environment,” said Ray Brunner, Chief Executive Officer. “We continue to build brand awareness through our innovative catalog, mass media and online marketing programs, as well as our recently redesigned DWR website. Tools for Living remains on track with an expanded range of products and two stores scheduled to open in New York and Los Angeles in the fall. As we continue to build a strong financial and operational foundation for long-term sustainable growth, we remain committed to not only providing well designed modern luxury goods, but also ensuring that our growth initiatives warrant the effort and return on invested capital.”

Net sales by sales channel were as follows:

•

Studio sales were $31.3 million in the first quarter of 2008, up 9.9% from the same period last year, resulting primarily from increased sales at existing studios. Design Within Reach operated 68 studios and the DWR Annex, an outlet for returned and discontinued merchandise, at the end of the first quarter of 2008, compared to 64 studios and one outlet open at the end of the first quarter of 2007. Incremental sales from the four additional studios amounted to $0.7 million.

•

Direct sales (including phone sales and sales through the Design Within Reach website) were $10.6 million in the first quarter of 2008, a decrease of approximately 3.6% from $11.0 million in the first quarter of 2007.

As of March 29, 2008, Design Within Reach had approximately $6.5 million in cash and cash equivalents, outstanding borrowings of $2.5 million under its revolving credit facility and $1.1 million in outstanding letters of credit. The Company had approximately $16.4 million available for advances under its revolving credit facility as of March 29, 2008. The Company believes that its cash and cash equivalents, anticipated cash flow from operations and availability under its credit facility will provide sufficient working capital to fund operations and anticipated capital expenditures for the next 12 months.

Guidance

Design Within Reach is maintaining its 2008 sales guidance of approximately $200 million and diluted earnings per share guidance of $0.03-$0.05.

Conference Call

Design Within Reach, Inc. will host a conference call today, May 8, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. To access the conference call, participants in North America should dial (888) 259-8387 and international participants should dial (913) 312-1487. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com. A telephone replay will be available through May 22, 2008. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 5269046.

Non-GAAP Financial Information

This press release presents product margin, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes product margin is a useful financial measure as it removes the impact of shipping revenues and expenses from gross margin. Management believes shipping operations do not reflect the core operations of Design Within Reach’s business and do not represent a profit center as shipping margins are expected to trend to zero. For a reconciliation of product margin to the most comparable GAAP measure, see the following reconciliation of GAAP gross margin to product margin.

Amounts in thousands	Thirteen Weeks Ended March 29, 2008	Thirteen Weeks Ended March 31, 2007
Product Sales	$43,349	$40,685
Commissions, License and Royalty Fees	10	—
Shipping Revenue	3,555	3,163

Net Sales	$46,914	$43,848
Product Gross Profit	$21,911	$18,567
Product Margin %	50.5%	45.6%
Commissions, License and Royalty Fees Gross Profit	8	—
Commissions, License and Royalty Fees Margin %	80.0%	—
Shipping Gross Profit	257	(222)
Shipping Margin %	7.2%	(7.0)%
Total Gross Profit	$22,176	$18,345
Total Gross Margin %	47.3%	41.8%

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, California, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and contract customers through www.dwr.com, its San Francisco-based phone sales team at (800) 944-2233 and over 68 retail Studios in the United States and Canada.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we have recently revised our corporate strategy and our new strategy may not be successful; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; the expansion of our studio operations could result in increased expenses with no guarantee of increased revenues; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; we rely on catalog-based marketing, which could have significant cost increases and could have unpredictable results; we must manage our online business successfully or our business will be adversely affected; we have made and will continue to make certain systems changes that might disrupt our supply chain operations and delay financial results; management has identified material weaknesses in internal controls over financial reporting; our failure to implement and maintain effective internal controls in our business could have a material adverse effect on our business, financial condition, results of operations and stock price; we may need additional financing and may not be able to obtain additional financing on favorable terms or at all, which could increase our costs, limit our ability to grow and dilute the ownership interests of existing stockholders; we may not manage our inventory levels successfully; changes in the value of the U.S. dollar relative to foreign currencies and any failure by us to adopt and implement an effective hedging strategy could adversely affect our operating results; we rely on foreign sources of production, which subjects us to various risks; we may fail to timely and effectively obtain shipments of product from our vendors and deliver merchandise to our customers; we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability; and our operating and financial performance in any given period might not meet the guidance that we have provided to the public and other risks detailed in our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein, and we caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann
Design Within Reach, Inc.
jhellmann@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Gleim
ICR, Inc.
andrew.greenebaum@icr-online.com; christine.gleim@icr-online.com
(310) 954-1100

Design Within Reach, Inc.

Condensed Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 29, 2008	March 31, 2007
Net sales	$46,914	$43,848
Cost of sales	24,738	25,503

Gross margin	22,176	18,345
Selling, general and administrative expenses	23,359	22,244

Loss from operations	(1,183)	(3,899)
Other income (expenses), net	(135)	94

Loss before income tax benefit	(1,318)	(3,805)
Income tax benefit	(696)	—

Net loss	$(622)	$(3,805)

Net loss per share:
Basic	$(0.04)	$(0.26)
Diluted	$(0.04)	$(0.26)
Weighted average shares used in calculation of net loss per share:
Basic	14,455	14,418
Diluted	14,455	14,418

PL

Design Within Reach, Inc.

Condensed Balance Sheets

(Unaudited)

(amounts in thousands)

	March 29, 2008	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$6,496	$5,423
Inventory	41,217	40,889
Accounts receivable	2,194	2,635
Prepaid catalog costs	1,423	1,382
Deferred income taxes	1,251	2,078
Other current assets	2,992	2,587

Total current assets	55,573	54,994
Property and equipment, net	22,929	23,875
Deferred income taxes, net	8,182	8,083
Other non-current assets	965	974

Total assets	$87,649	$87,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,305	$20,079
Accrued expenses	5,271	5,821
Accrued compensation	2,079	1,696
Deferred revenue	1,980	4,246
Customer deposits and other liabilities	3,310	2,441
Borrowings under loan agreement	2,534	2,587
Long-term debt, current portion	351	341

Total current liabilities	30,830	37,211
Deferred rent and lease incentives	6,139	5,762
Long-term debt, net of current portion	224	498

Total liabilities	37,193	43,471
Stockholders’ equity	50,456	44,455

Total liabilities and stockholders’ equity	$87,649	$87,926

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